EXHIBIT 2(c): Second Amendment to Marine Jet Technology License
Agreement of May 22, 2000

     This Agreement (hereinafter referred to as "The Second
Amendment") amends the Marine Jet Technology License Agreement signed and effective as of may 22, 2000 (hereinafter referred to as the "License Agreement") by and between the parties.

     In consideration of the mutual benefits received, the License Agreement is hereby amended as follows:

          Subparagraph (b) of the provision entitled, "Lessors'
          Right to Terminate" which appears on page 5 of 10 of the License Agreement stating:

          "(b) Licensee fails to introduce the product to market by June 30, 2002."

          is hereby deleted from the License Agreement.

This Second Amendment is executed on, and shall be effective as of December 15, 2001.


AGREED:


/s/ Jeff P. Jordan
Jeff P. Jordan, Licensor


/s/ Robert J. Tomlinson
Robert J. Tomlinson, Licensor


/s/ Jeff P. Jordan
Marine Jet Technology Corp., Licensee
By Jeff P. Jordan, President